Exhibit 99.2

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

AUTOBYTEL INC.

Moderator:      Jeffrey Coats
February 28, 2013
5:00 p.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the Autobytel 2012 fourth quarter financial results conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session, and instructions will be given at that time.  If anyone should require audio assistance during the conference, please press star then zero to reach an operator.  Today's conference is being recorded.

I would now like to turn the call over to Roger Pondel, investor relations for Autobytel. Please go ahead, sir.

Roger Pondel:
Thank you, Jamie, and hello, everyone.  Welcome to Autobytel's 2012 fourth quarter and full year conference call.

Presenting on today's call are Jeffrey Coats, President and Chief Executive Officer, and Curt DeWalt, Senior Vice President and Chief Financial Officer.

Before we begin, I remind you that during today's call, including the question and answer session, any projections and forward-looking statements made regarding future events, or Autobytel's future financial performance, are covered by the Safe Harbor statements contained in today's press release, in the slides accompanying this presentation and the company's public filings with the SEC. Actual events and results may differ materially from those forward-looking statements. Specifically, please refer to the company's form 10-K for the year ended December 31, 2012, which was filed earlier today, as well as other filings made by Autobytel with the SEC. These filings identify factors that could cause results to differ materially from those forward-looking statements.

We have included slides with today's presentation to help illustrate some of the points being made and discussed during the call. These slides can be accessed by clicking on the link in today's press release or by visiting Autobytel's website at www.autobytel.com. When there, go to "Investor Relations" and click on "Events & Presentations."

Also, please note that during this call we will be discussing EBITDA, cash flow, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

Jeff Coats:

GAAP measures are included in the slides being used on this call and that are posted on Autobytel's website/

And with that, I'll turn the call over to Jeff.

Thank you, Roger.  Good afternoon, everyone.

2012 was a solid year for Autobytel, as we successfully delivered on our objectives while continuing to invest in key areas of our business.

Total revenues came in at the high end of our forecast, and net income more than tripled over the prior year. Particularly noteworthy was the 18% increase in dealer lead revenue for Q4, and, as you'll see on Slide 4, the 10% increase in dealer revenue for the full year 2012. This is the first time Autobytel's retail revenue has increased since automotive sales began stalling in 2008. In addition, we increased the number of dealers on our retail program by 7.5% during 2012, resulting in our highest year-end dealer count since 2008.

Given our success in 2012 and the improving auto industry, we are continuing to make investments to drive growth. These investments are twofold. First, in cost of revenue, we have added additional headcount, mainly in the area of search engine marketing, to increase our consumer acquisition activities to drive more volume of high quality leads. Accordingly, we have slightly adjusted our margin targets in order to support further volume increases and revenue growth. Second, we are increasing the headcount by approximately 20% in our retail sales and customer management teams to further grow our retail dealer network. We are strategically devoting resources in these areas to fully capture the opportunities being created by increasing consumer demand for vehicle information and purchase assistance, as well as dealer and manufacturer demand for the high quality consumer leads for which Autobytel is now known.

Our ability to deliver consistently both high sales conversion rates for our dealer and manufacturer customers and a meaningful consumer experience at Autobytel.com, sets us up nicely for accelerated revenue growth in 2013, especially as the automotive market continues to gain strength.

I'll now turn the call over to Curt for the financial review.

Curt DeWalt:
Thank you, Jeff.

As Jeff mentioned, 2012 was a solid year for Autobytel. While I plan to focus my remarks on our fourth quarter results, there are several full-year highlights worth noting. Total revenue increased approximately 5%, gross margin was 39.3%, and net income grew more than three times to $1.4 million. Cash net

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

income increased approximately 26% to $4.5 million for 2012 from $3.5 million last year.

Turning to the quarter, you can see on Slide 6, revenue increased to $16.9 million, from $16.2 million for last year's fourth quarter, representing our highest fourth quarter revenue since 2007.  As expected, a sequential decline in total revenue was due to typical seasonality, with the third quarter generally being the strongest revenue quarter of the year.

Total automotive lead revenue grew more than 8% from last year's fourth quarter as Jeff noted, and retail lead revenue grew 18%.  During 2012 fourth quarter, we delivered approximately 1.1 million automotive leads, up 5% year-over-year.  70% of the leads were delivered in the wholesale, or OEM, channel, with the remaining 30% in the retail channel.  Additionally, during the 2012 fourth quarter, we delivered approximately 79,000 finance leads, compared with 91,000 last year.

Finance lead revenue declined 11% year-over-year for the 2012 fourth quarter as a result of lead supply softness, but only decreased 3% on a sequential basis due to seasonality.  Based on our fourth quarter results and preliminary first quarter run rates, we believe the lead supply for this business is beginning to stabilize.  At the same time, however, supply of high quality leads from third party providers remains tight, so we are furthering our efforts to generate more of these leads internally.  We are seeing positive early results from our efforts, which we believe will get the business back on track.

Advertising revenue declined to $854,000 for the fourth quarter of 2012, from $1.1 million a year ago, with the comparative results primarily reflecting a one-time deferred revenue that was recognized in last year's fourth quarter.

Gross profit totaled $6.4 million, or 37.8% of total revenue, for the fourth quarter of 2012, compared with $6.9 million, or 42.5% of total revenue, one year ago.  Several factors contributed to the decline.  First, as we continued to invest in increasingly high quality lead revenue – lead volume – we grew our search engine marketing headcount by 75% from last year's fourth quarter.  Second, we are investing in enhancing the consumer experience at Autobytel.com, which will help with internal lead generation efforts.  Third, the comparison was impacted by one-time deferred revenue from last year's fourth quarter.  And finally, we generally see overall SEM costs fluctuating regularly based on volume and competition.  Our long-term gross margin target remains above 40%, but given the continued investment in driving lead revenue growth, gross margin is expected to slightly lower in the near term.

Despite continuing to invest in the future growth, we successfully reduced total operating expenses nearly 6% to $6.1 million for the fourth quarter of 2012, as we maintained our commitment to controlling costs.  In fact, we have

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

successfully lowered expenses for the last three consecutive years even though revenue has increased 30% during the same period.  Increasing the top line, while keeping a watchful eye on expenses, should allow us to drive higher operating margins.

As you'll see on Slide 7, non-cash stock-based compensation was $202,000, compared with $254,000 for the 2011 fourth quarter.  Depreciation and amortization totaled $536,000 for the most recent fourth quarter, versus $508,000 a year ago.

For the 2012 fourth quarter, we generated net income of $351,000, or $0.04 per diluted share, based on 9.0 million diluted average weighted shares outstanding.  Net income for the 2011 fourth quarter was $341,000, or $0.04 per diluted share, based on 9.4 million diluted average weighted shares outstanding.  As a reminder, all EPS and share counts reflect the one-for-five reverse stock split which became effective on July 11th.

Cash provided by operations for the 2012 fourth quarter was $1.4 million, versus $2.1 million for Q4 of 2011.

Cash net income totaled $1.1 million, or $0.12 per diluted share, for the fourth quarters of 2012 and 2011.  And again, the full year, cash net income grew to $4.5 million, or $0.48 per diluted share, up from $3.5 million, or $0.37 per diluted share, for 2011.

At the end of 2012, our cash and cash equivalents balance grew to $15.3 million, up from $11.2 million at the end of 2011.

With that, I'll turn the call back to Jeff.

Jeff Coats:	Thank you, Curt.

As many of you know, our ongoing commitment to lead quality has resulted in sales conversion rates that we believe are among the highest in the industry, giving us a significant competitive advantage.  As you can see on Slide 8, the leads we generate from our flagship Autobytel.com site convert to sales at a rate of approximately 23%, as validated by R.L. Polk.  That's nearly three times the rate of the estimated industry average.

Autobytel is helping establish reliable sales closing rate data that is proving extremely valuable to our customers and is clearly demonstrating the value of our automotive leads.  By utilizing the information we provide to customers on a regular basis about where consumers buy their vehicles, what vehicles they buy, and when they buy them, our dealer and manufacturer customers are adapting their marketing efforts, messaging and sales processes based upon actual consumer behavior.  And they are seeing results.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

Customers have taken notice of our industry-high conversion rates, driving increased demand for our leads and increasing our market share.  The investments we are making are aimed at ensuring that our high sales conversion rates are working to the best advantage of our customers and Autobytel.

Interest from dealers across the country remains high.  Reports from our sales team are demonstrating that once dealers understand the close rate and competitive data we are providing – and that the information is validated by Polk – and once they experience themselves how often Autobytel leads are converting into sales, we are very successful in retaining current dealers and attracting new ones.

In fact, the sales conversion rates we're generating are so good that we've stepped up our industry marketing to highlight our capability, with a dealer-focused advertising campaign, both print and digital, to help drive our message about Autobytel's lead quality throughout the marketplace.

The intelligence we are gaining through our work to provide lead quality transparency will continue to be invaluable as we further enhance lead quality and customer relationships.

In fact, as you can see on Slide 9, and as we announced just this morning, a just-completed study done in partnership with Polk showed that for 2011 and 2012 consumers who submitted leads sold by Autobytel accounted for approximately 824,000 new car sales, which is almost 4% of all retail car sales for each of those two years.  This study also showed that for several major OEMs, these consumers accounted for 5% to 6% of each of those manufacturer's retail sales in 2012 alone.

This information clearly shows Autobytel's significance in influencing automotive consumer shopping behavior.

Continuing the transformation of Autobytel.com into a preferred destination for car buyers and enthusiasts is another key initiative which will increase lead volume and further improve conversion rates for our dealer customers.  We are accomplishing this by adding new functionality, appealing content and enhanced mobile access.

As showcased on Slide 10, you can see that our YouTube channel has also been a great source of consumer engagement.  Now at more than 12.8 million views, and populated with 500 unique videos, we are reaching an increasing number of consumers and bringing them to Autobytel.com.  We are also attracting consumers to our Facebook page and are strategically using social media to expand our brand recognition.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

On Slide 11, you'll see the positive trends and page views and page views-per-visit from our website, and as we continue to enhance the user experience at Autobytel.com, we expect these metrics to continue to grow over time.

With a great site and content to showcase, and more enhancements on the way, we are in the beginning stages or more aggressively marketing directly to consumers.  While Autobytel holds the distinction of being the first Internet company to advertise during a Super Bowl, back in both 1997 and 1998, we have not advertised directly to consumers in a number of years.  Today, with the success we continue to achieve on significantly improving our leads business and building an even better consumer-facing website, we believe the time is now right to test the consumer advertising waters.  So this year, we plan to test small TV and radio campaigns in limited markets.  We will keep you posted as to our progress.

Among our key initiatives to improve consumer satisfaction is further enhancing our mobile site.  As more and more consumers use devices other than, or in addition to, their desktops to access information, it is becoming increasingly important for us to offer functionality to fully capture this usage.  A recent survey showed that nearly 40% of consumers use a hand-held device to gather information when shopping for a vehicle, a number that increases to nearly two-thirds for younger generations.

We first launched the mobile optimized version of Autobytel.com in the second quarter of 2012.  On Slide 12 you can see that our mobile offering provides consumers with a variety of research and shopping tools, from payment calculators, to the ability to easily find local used car inventory, to vehicle value information, new and used vehicle data, and access to Autobytel's unique written and video content … all optimized for whatever device the consumer is using.

Since our initial launch, we have added a dealer locator tool that provides a comprehensive listing of all franchise automotive dealers in the United States along with mapping tools to locate them.  Consumers can also get pricing from local dealers and submit dealer ratings for other consumers to view.

Future phases of the mobile version of Autobytel.com will offer even more advanced shopping tools and will provide additional ways for consumers to interact with the dealers in Autobytel's network.

Our plans for 2013 also call for growing our retail network of automotive dealerships, which we think will be a key driver of our revenue growth for the year.  Our augmented retail sales force, which is now armed with verified data about our sales conversion rates, gives Autobytel a greater presence in the field.  Combined with ongoing lead quality enhancements and dealer products that help customers turn more leads into car sales, we believe we'll be

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

successful in growing the number of dealers purchasing leads from us and in growing the volume of leads we sell to existing customers.

I'd also like to update you on our advertising and specialty finance businesses.  First, our advertising business.  Several of our advertisers have increased 2013 upfront commitments with us, with two major OEMs almost doubling their upfront buys, as well as two other majors buying 100% of our mobile inventory for 2013.  However, one OEM, which changed advertising agencies in mid-2012, ultimately did not include us in their 2013 upfront buy.  As a result, our growth expectations for this business at this time have been tempered to the mid-single digits for 2013, although we typically see additional spot buys during the course of the year.  We continue to believe that advertising is a long-term, profit-enhancing opportunity for Autobytel, particularly as our mobile site, page views and site performance continue to improve.

Second, as Curt mentioned earlier, third party specialty finance lead supply constraints have begun to stabilize.  At the same time, market dynamics and price elasticity are trending positively, and we are successfully increasing the price dealers are paying for our finance leads, so we are increasing our focus on generating more of these quality leads internally.  This focus should allow us to return to more historical revenue levels for our finance leads business.

We believe the combination of improving automotive market trends, which you can see on Slide 13, and the substantial progress we've made in enhancing lead quality and Autobytel.com, position us well for a strong 2013 and consistent growth in the years ahead.  Slide 14 outlines some of our plans to achieve this growth.

As you can see, our primary financial objective for 2013 is to accelerate revenue growth while continuing to improve profitability.

With that, operator, we'll now take questions.

Operator:	Ladies and gentlemen, if you have a question at this time, please press the star key and then the one key on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key. Again, to ask a question, please press star one. The first question comes from Sameet Sinha from B. Riley Caris.

Sameet Sinha:	Yes, thank you very much. Jeff, if you can talk about the advertising business – what sort of – as you went through the upfront season, what sort of price increases have you been able to get, and do you think that there will be chances of prices going up because obviously, your website traffic continues to grow?

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

Secondly, in terms of the Hurricane Sandy and the statistics that we have read is 250,000 damaged autos – 250,000 damaged autos on the East Coast.  Do you see that momentum?  Did you benefit from that in the fourth quarter, and how long do you think that'll be a tail wind for you?  And then I have a follow-up question.  Thank you.

Jeff Coats:	So starting with advertising, we did see some CPM increases this year, which, you know, is a result of the fact that our page views are increasing and our click-through rates are really at the high end of the scale for our advertisers. We would expect to continue to see improvements in CPM over time, based upon, as you noted, the continued growth in our page views and page views-per-visit metrics. So you know, we remain bullish about our advertising business. We did get thrown a curveball at the last minute from one advertiser very late in the year. We think it was more because of issues going on on the other side of the table than issues related to us. So we may see some spot buys during the course of the year as a result from that manufacturer. It remains to be seen how that'll work.

Your other question on Super Storm Sandy –

Sameet Sinha:	Hurricane Sandy, yes.

Jeff Coats:	Yes, we did see some pick-up later in the year. I mean you know, part of the issue is, as I'm sure you would expect, Sameet, is it did take a while, you know, once that storm took place at the very end of October, for people to just, you know, get things going, get filed with their insurance companies, get the cash that they needed to buy new vehicles, etcetera, etcetera. So we do think that that did help boost revenue a little bit in the fourth quarter – probably didn't see much of that until after Thanksgiving, however. December was pretty good, and then we rolled into this year very strongly. So I think in the first quarter, particularly in January and early February, we were seeing some benefits from that – from the replacement of those 250,000 vehicles.

Sameet Sinha:	OK. So, do you think that, you know, that should benefit you in the first half of the year, I guess by the time people get their insurance checks, or do you think it's just a one quarter benefit?

Jeff Coats:	From speaking with our dealer customers, we understand that there still seems to be some pretty strong pent-up demand out there related to this, so we should continue to see some benefit for at least a few months.

Sameet Sinha:	OK. My final question, in terms of, you said that you're expecting increased profitability. Can you help us? Are you indicating that margins are going to be up year-over-year, and how do you balance that with your increasing

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

consumer advertising projects.  And if you can peg a number on that, that'll be helpful.

Jeff Coats:	I really am not in a position to peg a number to that today. And you know, I'm not likely to discuss that publicly anyway. We do believe we're going to increase our profitability. You know, we've pretty successfully moved expense money between different areas of the business over the course of the last three years, while at the same time bringing down our expenses. I mean, we launched our flagship site without really anybody in the market seeing a blip in our expenses, and we're pretty proud of that.

We are looking to primarily shift funds from other areas as part of doing some of the increased marketing and advertising that we'll do.  We have noted that there will be some additional slight pressure on our gross margin temporarily, while we continue to push through some of these things, because in the long run, it should more than pay for itself.  The investments we've been making in lead quality and now you know additional investments to drive revenue growth should push through some meaningful additional dollars to the bottom line.

Operating margin – I would say, Sameet – that we will probably see a little bit of softness in the operating margin depending upon how aggressively we ultimately do some of the consumer-related advertising.  What we're going to do candidly is test on a few markets around the country to determine, you know, what kind of ROI we can achieve from what we're doing in conjunction with digital activities that we'll be doing at the same time in many of the same markets.  So we feel pretty good that we'll be able to do it on a cost-effective basis without meaningfully negatively affecting the P&L, and at the same time driving top-line growth.

Samit Sinha:	OK, thank you.

Operator:	The next question comes from George Santana from Ascendiant.

George Santana:	Thanks for taking my question. I was very encouraged by the tone of your comments. It appears that following several years of dealing with a very sharp downturn in the macro environment, having to cut headcount fairly severely, stabilizing the business, and finally returning the cash flow, you're repositioning Autobytel back to growth mode. Is that fair to say?

Jeff Coats: George Santana:
Yes, I'd say that's fair to say, George.

Perhaps you're trying not to give specific guidance for the following year, but you have now a cushion of a fairly good level of cash flow and it seems to be coming in fairly regularly. Is the plan then to use any excess above kind of

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

Jeff Coats: George Santana:
where you're at in terms of cash flow generation in order to drive the increased investment and the faster revenue growth?

We obviously will use some, but you will continue to see our cash balance increase at the same time because we'll certainly not be spending more.  I mean, you know, because we're generating over a million dollars a quarter at this point, in cash flow.  So I don't really see degrading that meaningfully.

Like I said, what we've become pretty good at, and what we will continue to do to the utmost, is shift funds among expense accounts and opportunities in order to drive some of these new initiatives we've discussed.

So when we look at your EBITDA level where you are in the fourth quarter, is that kind of a good gauge going forward that we should expect or you'd look to see kind of a slow ramp just managing the cash flow very tightly?

Jeff Coats: George Santana:	I think it's a pretty good gauge. OK. All right, and that gives you a fairly growing cash balance that's almost as much as your enterprise value after a year or two.

Jeff Coats: George Santana:	Yes. At this level.

Jeff Coats: George Santana:	Yes. All right. Again, perhaps avoiding a specific number, but directionally what should we expect in the first quarter, including seasonal factors?

Jeff Coats: George Santana:
I'm not following you, George.

So when we look at the fourth quarter should we expect sequential growth, or is the seasonality such that the first quarter is usually a little lower in a normal environment?

Jeff Coats: George Santana:	No, no, we will definitely see sequential growth in the first quarter. OK.
Jeff Coats: George Santana:	The first quarter and the third quarter are our two strongest quarters every year. We will definitely see sequential growth in the first quarter. OK. Great. Thanks a lot guys.

Jeff Coats:	Thank you, George.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

Operator:	The next question comes from Seth Setrakian from First New York Securities.

Seth Setrakian:	Hi, guys. Jeff, it's been a while since we've spoken, but obviously I have pleasantly been watching the turnaround over the last several years, and I'm very proud to have played a role and just helping you guys out and watching the fruits of your labor finally, you know, come to fruition. My one question, and it kind of relates to what George just mentioned also. I almost feel like you have an Apple problem. You have a real big – you're developing such a horde of cash, the market's not appreciating it at all. And I just wonder if it's inefficiently sitting on the balance sheet and can be used in a way to drive shareholder value a little bit. There is a float issue, so I'm not sure buybacks are the best way to use it, although clearly, you know, that we believe that the stock is worth materially more than where it is today. What do you think about a special dividend to just be – in my opinion, if you gave a $.50 special dividend, which is really the cash flow growing year-over-year, and still leaves you an ample amount of cash, I think the stock wouldn't even go down. And it would be immediately, you know, beneficial to all the shareholders. And I feel that you can't really target it as such, but that may drive, you know, shareholder value to at least have the investment community appreciate everything that you guys are accomplishing. Because it seems like right now, it's almost the same story as it's been for the last four or five years in terms of falling on deaf ears with the investment community, but there's a real story here to be told. For whatever reason, it doesn't click, and it might be due to market cap. It might be due to liquidity, but I just wanted your thoughts on that in terms of maybe issuing a special dividend or instituting a dividend – something along those lines. Because I don't think the stock would get hurt. I actually think, you know, you would benefit from it, and you would still have an ample amount of cash to drive all your initiatives, which I think would be fruitful also.

Jeff Coats:	First, Seth, thank you for the kind words. It is nice to speak to you again.

Seth Setrakian:	I've always been around. I've just let Robert handle the heavy workload, but I'm here, anyway.

Jeff Coats:	I know, I know. I hear you. I have to say, it feels a little flattering to be mentioned in the same sentence with Apple, so thank you. I think – I mean, you know, as many of you on the phone call will notice, I don't talk about acquisitions anymore. That doesn't mean that we don't think about them. That doesn't mean that there aren't opportunities today. We are, in fact, starting to see a lot of areas in the automotive industry beginning to experience more consolidation. If I truly believed that there were no opportunities like that for us, we would seriously consider doing something like you're talking about. I think, at least for the time being, there – you know, we'd like to see what continues to occur with some of the consolidation opportunities in the marketplace.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

I do still believe there are some opportunities that can meaningfully make a difference for Autobytel. You know, having said that, you know, the Board certainly reviews all of these different opportunities. As you know, we did buy back $1.5 million worth of shares last year.

Seth Setrakian:	How much stock did you buy in the third quarter, and how much stock did you buy in the fourth quarter?

Jeff Coats:	We did not buy a single share in the third quarter or in the fourth quarter.

Seth Setrakian:	Got it.

Jeff Coats:	And we did not buy a single share in the third or fourth quarter because, I believe, and the Board believes, that the original $1.5 million buybacks that we did really did not accomplish anything for the shareholders.

Seth Setrakian:	I agree. That's why I was mentioning it. Essentially, you gave, I don't know, liquidity to people that aren't interested in the story, versus really driving shareholder value, because for whatever reason the market's not appreciating. And I'm not trying to put the pressure on the sell-side people that are on the call, but I don't know – there's a disconnect between the story, the communication of the story, the lack of interest from the buy-side – I don't know what it is, and we have to figure out a way to, you know, enhance the value because at the end of the day we are a public company, and we're in the business of, you know, driving returns for our investors.

Jeff Coats:	I agree. I agree. I mean, you know, I've been doing this now for about four years. I can't see doing this for another four years the way we've been doing it, and you know, end up with similar results. So, I hear you. The Board understands. We will make progress this year. I do think part of our issue has been that we have not been a growth company. We have not historically articulated a strong growth story. I do believe today, based upon – candidly, I mean this partnership we've created with Polk and the studies we're doing – the analysis we're getting out of cross-referencing all of our leads against registration data – really is becoming a game-changer in the automotive leads business. We are taking market share, and I do believe we have in front of us a really strong growth opportunity as we continue to get our message out to the dealers and manufacturers with whom we do business.

The press release that we put out earlier today talking about the fact that you know, we were – our leads accounted for approximately 4% of car sales – new car sales in both 2011 and 2012.  That's pretty eye-opening.  And behind that, we have a lot of very detailed data related to exactly how many vehicles from each manufacturer we were involved with from our leads.  So we now have the opportunity to take that information and sit down and have meaningful conversations with those manufacturers about hey, you know, we were

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

involved with helping you sell 5, 6, 7% of your total vehicles sold last year.  Same kind of great conversations we can have with dealers.

The Polk information has given us the ability to sit down and have an adult conversation with our dealer customers for the first time in years – or actually for the first time ever, because we can sit down with them and talk about details.  We sold you X number of leads.  Here's the data verified by Polk.  You sold X cars, and consumers in your area bought X plus or X whatever cars in addition.  So that kind of information is starting to make a difference, and I really think that we've got a nice growth opportunity in front of us as we get that message out to more and more of our dealer customers and to the manufacturers.

Seth Setrakian:	We're big fans…

Jeff Coats:	Be patient just a little bit longer.

Seth Setrakian:	That's fine. Listen, we're big fans of your strategy, of your execution. You know, any way that we can help get the message out clearly, we will do that. I guess my one point being, that if there isn't an effective use of cash to drive shareholder value through strategic investments over and above the normal course of business, i.e. M&A, you know, just like you had done previously which really helped secure your place in the industry and the success you're seeing today, I would strongly recommend, if you gave back – you know, if you did a – if you gave back half of the cash, I don't think the – you know, the valuation – I don't think the stock would trade any lower, and I guess that's my point. Because you're getting zero value for the cash on the balance sheet especially with where interest rates are.

And if you – if you're driving the cash flow the way you are today, the individual before said, cash flow must be even higher enterprise value, and that really only exists for dying businesses with a big cash front where they don't believe that the cash flow will be sustained at those levels.

Clearly, you've entered a growth phase.  Cash is growing, and if the market's not going to give you the credit for it at least give, you know, the shareholders that have been here the credit for that.  I think, you know, the story will continue to work.

Jeff Coats:	All right, I hear you. I don't fundamentally disagree with you. Stay tuned.

Seth Setrakian:	All right, buddy. Thank you.

Jeff Coats:	Thank you.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
02-28-13/5:00 p m. ET
Confirmation # 97502551

Operator:	Again, ladies and gentlemen, to ask a question, please press the star key and then the one key on your touch tone telephone. The next question comes from Kyle Krueger from Apollo Capital.

Kyle Krueger:	All my questions were answered. Thank you.

Jeff Coats:	Thanks, Kyle.

Operator:	And I'm showing no further questions. I would now like to turn the call back over to Jeff.

Jeff Coats:	Thank you. Thanks again, everybody, for joining us today. We are upbeat about the year ahead and the company's long-term outlook, and we look forward to reporting to you on our progress as the year unfolds. Thank you.

Operator:	Ladies and gentlemen, that does conclude the conference for today. Again, thank you for your participation. You may all disconnect. Have a good day.

END

 Q4 and Full Year 2012 Results  February 28, 2013

 The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, comments regarding the health of the automotive industry, looking forward to an outstanding year ahead, and implementation of aggressive marketing plans to drive top-line growth, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock. This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found on Slide 7 of this presentation. Autobytel's management believes that these non-GAAP financial measures provide an additional way of viewing aspects of the company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company's business and results of operations. These non-GAAP financial measures should not be relied upon to the exclusion of, and should be reviewed in connection with, the company's GAAP financial measures.  Copyright (c) 2013 Autobytel Inc.  *  Safe Harbor Statement and Non-GAAP Disclosures

 Overview  Copyright (c) 2013 Autobytel Inc.  *  Net Income Tripled in 2012  Net income more than tripled to $1.4M in 20122012 revenue up 5%, at the top range of guidance, to $66.8MAutomotive lead revenue increased 9% in 2012Automotive retail lead revenue increased 10% OEM/Wholesale up 7% 2012 EBITDA increased 32% Y-O-Y; cash net income up nearly 26% Cash and cash equivalents were $15.3M at the end of 2012, up $4.1M from 2011SEM staffing increased by 75% as investment to lift lead volume while maintaining quality was accelerated

 Revenue Results  Copyright (c) 2013 Autobytel Inc.  *  Q412 retail revenue up 18% over same period prior year Total automotive lead revenue up 9% Y-O-Y. Retail up 10% and OEM/Wholesale up 7%Third consecutive year of OEM/Wholesale growth Finance lead softness reflects supply constraints; beginning to improve  Above financials are impacted by rounding to the nearest $0.1M  +10%  +7%

 Lead Volume  Copyright (c) 2013 Autobytel Inc.  *  7% CAGR  Automotive lead volume has grown at a CAGR of 7% since 2008 and 15% since 2009, when US Light Vehicle Sales reached its low point during the recessionRetail automotive lead volume grew in 2012 as lead quality message is resonating and dealers have begun to spend more marketing dollars

 Financial Overview  1 EBITDA is equal to Net Income/(Loss) before Interest, Taxes, and Depreciation and Amortization; See slide 7 for reconciliation2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation; See slide 7 for reconciliation3 Cash Net Income is equal to Net Income/(Loss) plus Non-Cash Stock Compensation plus Depreciation and Amortization; See slide 7 for reconciliation4 On July 11, 2012 the Company implemented a 1-for-5 reverse split of its common stock. Closing Stock Price and EPS Diluted for prior periods have been adjusted accordingly5 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. See slide 7 for reconciliation Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *  Operating Margin More Than Doubled and Net Income Tripled

 EBITDA, Cash Flow and Cash Net Income  1 EBITDA is equal to Net Income/(Loss) before Interest, Taxes, and Depreciation and Amortization2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation 3 Cash Net Income is equal to Net Income/(Loss) plus Non-Cash Stock Compensation plus Depreciation and Amortization 4 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. On July 11, 2012, the Company implemented a 1-for-5 reverse stock split of its common stock. Cash Net Income Per Diluted Share for prior periods has been adjusted accordingly Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *  32% Increase in EBITDA; 26% Increase in Cash NI Y-O-Y

 Close Rate Detail  Copyright (c) 2013 Autobytel Inc.  *  Autobytel Internally Generated Leads Close at 3x Estimated Industry Average  Internally generated Autobytel leads close at twice the rate of other 3rd Party leads purchased by Autobytel60-70% of total Autobytel lead volume is internally generated"All ABTL Internally Generated" includes leads from Autobytel.com as well as leads generated from SEM campaigns and our other sites"Other 3rd Party" includes all 3rd party leads purchased by Autobytel

 Autobytel Consumers Purchase Vehicles  Copyright (c) 2013 Autobytel Inc.  *  Autobytel Accounts for 4% of Annual US LV Retail Sales   Polk conducted a study analyzing Autobytel's 2011 and 2012 leads as compared to US Light Vehicle Retail SalesAutobytel consumers accounted for nearly 824k new retail sales, or approximately 4% of US Light Vehicle Retail Sales for each of the two years analyzedBroken down by brand, several OEMs saw Autobytel consumers accounting for 5-6% of their total sales, with a few brands seeing 7% of retail vehicles sold  3.7% of US LV Retail Sales  3.8% of US LV Retail Sales

Autobytel YouTube Channel


Autobytel YouTube Cumulative Video Views
Cumulative Video Views
14M
12M
10M
8M
6M
4M
2M
0M
12.8M
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Jul-12
Aug-12
Sep-12
Oct-12
Nov-12
Dec-12
Jan-13
Feb-13*

- Autobytel crossed the 10 million videos viewed mark in December 2012
- Currently the Autobytel YouTube channel boasts 500 proprietary videos, over 15,000 subscribers, and over 12.8M video views
- YouTube content provides consumers with rich information and a robust branded experience linking back to the Autobytel.com website

Autobytel YouTube Channel Passes 10 Million Views in 2012

* February 2013 estimated cumulative video views are based on the first 27 days of the month

10

Copyright (c) 2013 Autobytel Inc.

autobytel® Your Lifetime Automotive Advisor

 Autobytel Website Metrics  Copyright (c) 2013 Autobytel Inc.  *  Page Views for Consumer Branded Sites Up 41%  +10%  +41%  +28%  Investment in website branding driving increasing visits to Autobytel.comRich content and consumer experience increasing user engagement and page views per visit, resulting in a significant increase in page views

Autobytel.com Mobile

Your Lifetime Automotive Advisor®


autobytel
Your Lifetime Automotive Advisor
MOBILE
Go to
GET OFF THE BEATEN PATH.
The Subaru Outback
SUBARU
Find a Dealer
Find Used Cars
Research Cars
Car Calculators
Footer Links
Mobile Home | Full Site
Expert Car Reviews
Select a Category
WHAT MAKES AWD SO GREAT?
The Subaru Legacy
Ford Dealer Irvine
Get Pricing
View Used Car Inventory
Villa Ford
2550 N Tustin St
Orange, CA 92865
10.55 miles from Irvine
Fairway Ford
3350 E Yorba Linda Blvd

- Launched Mobile optimized version of autobytel.com in Q212
- Mobile site boasts
  - Comprehensive listing of all franchise dealers in the U.S.
  - Research and shopping tools
  - Local used car inventory
  - Unique written and video content
  - Vehicle values
  - Ability to get pricing from local dealers and submit dealer ratings

Premier Mobile Experience for Autobytel Consumers

12

Copyright (c) 2013 Autobytel Inc.

Your Lifetime Automotive Advisor

J.D. Power Retail Auto Sales Forecast  Copyright (c) 2013 Autobytel Inc.  *  In February, even though US Light Vehicle Retail SAAR is projected to come in lower than January, J.D. Power increased its 2013 Retail US Light Vehicle Sales Forecast from 12.4M to 12.5MHistorical data has shown correlation between US Light Vehicle Retail Sales and Autobytel purchase request volume  US Light Vehicle Retail Sales History and Forecast (in Millions)  Auto Industry Trends Providing Tailwinds for Autobytel

 Well Poised for 2013 and Beyond  Copyright (c) 2013 Autobytel Inc.  *  On Track to Deliver Accelerated Top Line Growth for 2013  Enlarging lead generation team to drive growthExpanding retail sales team to capture additional market opportunitiesContinuing investment in original written and video content on autobytel.com and brand advertising to increase organic trafficOngoing lead quality enhancements driving revenue growth and market shareOperating leverage allowing for additional brand marketing